Exhibit 10.72

                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment shall change and amend that certain Employment Agreement between FutureOne, Inc., a Nevada corporation, OPEC CORP., a Colorado Corporation and Ralph Zanck, dated January 14, 2000 and effective December 6, 1999 (the "Original Agreement).

1) The parties agree that Section 1 of the Employment Agreement shall be changed as the follows, effective immediately

     EMPLOYMENT DUTIES. The Company hereby employs Employee to perform the following duties as Chief Financial Officer and Treasurer.

     a. Perform all duties as Chief Financial Officer and Treasurer of the Company, to supervise the management of the day to day financial affairs of the Company and all of its subsidiaries, including preparation of financial statements, payment of invoices, billing and collections, payroll preparation and preparation of other financial reports, and to carry out any other duties assigned to him by the President of the Company. Coordinate audits of the Company's books, by the Company's auditors, filings with the SEC and other government agencies, and preparation and filing of tax returns.

2) The parties agree that Section 4a of the Employment Agreement shall be deleted in its entirety and changed to read as follows, effective as of December 6, 1999.

          a. "ANNUAL SALARY. Annual salary shall be One Hundred Twenty Thousand ($120,000.00), effective January 1, 2000, $100,000 of which shall be payable in equal installments based on the Company's normal pay periods and $20,000 shall be paid in quarterly payments of Five Thousand ($5,000.00), which shall be paid 75 days after the end of each fiscal quarter starting March 15, 2001. Company will provide Employee with a $600 per month auto allowance effective February 2001"

4) The parties agree that section 4c of the Employment Agreement shall be changed as the follows, effective immediately:

          Management bonus provision at the end of each fiscal year effective September 30, 2001 based upon meeting certain defined objectives, which shall be mutually agreed upon by the Employee and the President.

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Page 2 Second Amendment to Executive Employment Agreement

4) The parties agree that section 7d of the Employment Agreement shall be changed as the follows, effective immediately:

     d. "WITHOUT CAUSE. The Company may terminate without cause and for any reason Employee's employment upon ninety (90) days written notice to Employee. The notice shall increase to two hundred ten (210) days after Employee's relocation to Colorado. If Employee is terminated without cause he shall be entitled to be paid, his compensation up to the actual date of termination and benefits actually due Employee up to the date of termination.

5) The only current and future change to existing employee options and warrants is that 333,000 of the warrants issued on October 1, 2000 vest on the earlier of October 1, 2001 or date of employee termination.

6) Company continues to provide reasonable housing expenses through date of employee relocation. Company to pay employee relocation expenses as mutually agreed upon by the Employee, and the President.

These are the only changes to the Employment Agreement and all other terms and conditions of the Employment Agreement shall remain in full force and effect.

Agreed as of the 24th day of January 2001.


FutureOne, Inc.                             Employee


By
   -----------------------------------      ------------------------------------
   President


OPEC CORP.


By
   -----------------------------------
   President

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